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
                                                                                             Exhibit 12
                                                                                             ----------
                                              MELVILLE CORPORATION AND SUBSIDIARY COMPANIES
                                            Computation of Ratio of Earnings to Fixed Charges

                                            ($ in thousands)






                                           1993         1992         1991           1990        1989
                                           ----         ----         ----           ----        ----
 Fixed Charges: (1)

 Interest Expense                      $  25,846   $   26,519   $   30,489     $   23,822     $  9,088
 Interest Capitalized                        583          124          748          1,930        1,854
 Interest Portion of Operating
  Leases                                 166,000      160,000      149,000        124,000       96,000
 Interest Portion of Capital
  Leases                                   3,390        4,030        4,507          4,983        5,452
 Amortization of Debt Expense                127          127          127            127           63
                                      ----------  -----------  -----------     ----------    ---------
 Total Fixed Charges                  $  195,946  $   190,800  $   184,871     $  154,862     $112,457
                                      ==========  ===========  ===========     ==========     ========
 Adjusted Fixed Charges:
 Total Fixed Charges                  $  195,946  $   190,800  $   184,871     $  154,862     $112,457
 Interest Capitalized                        583          124          748          1,930        1,854
                                      ----------  -----------  -----------     ----------    ---------
 Adjusted Fixed Charges               $  195,363  $   190,676  $   184,123     $  152,932     $110,603
                                      ==========  ===========  ===========     ==========     ========
 Earnings:
 Earnings before Income Taxes,
  Minority Interests and Cumulative
  Effect of Change in Accounting
  Principle (2)                       $  599,527  $   335,496  $   640,098     $  687,338     $704,305
 Adjusted Fixed Charges                  195,363      190,676      184,123        152,932      110,603
                                      ----------  -----------  -----------     ----------    ---------
                                      $  794,890  $   526,172  $   824,221     $  840,270     $814,908
                                      ==========  ===========  ===========     ==========     ========
 Ratio of Earnings to Fixed Charges         4.06         2.76         4.46           5.43         7.25
                                      ==========  ===========  ===========     ==========     ========

 (1) The Company formed an Employee Stock Ownership Plan effective January 1, 1989. On June 23, 1989, the ESOP Trust borrowed $357.5 million from qualified lenders, the proceeds of which were used to purchase a new series of preference stock issued by the Company. The loan to the ESOP Trust has been guaranteed by the Company. Annualized dividends on preference stock totaled $25.2 million in 1993, $25.7 million in 1992, $26.0 million in 1991, $26.1 million in 1990, and $24.3 million in 1989. These amounts are not reflected in the calculation above.

 (2) 1992 reflects the impact of the strategic realignment charge of $346,979.

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